CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated October 25, 2011, accompanying the financial statements of Build America Bonds Income Trust, 10-20 Year Series 14 (included in Van Kampen Unit Trusts, Taxable Income Series 263) as of June 30, 2011, and for the period from July 16, 2010 (date of deposit) through June 30, 2011 and the financial highlights for the period from July 16, 2010 (date of deposit) through June 30, 2011, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-166034) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 25, 2011